Exhibit 11


                    STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS


                               Three Months Ended       Nine Months Ended
                                    July 31,                 July 31,
                        --------------------------- ----------------------------
                            1999            1998       1999            1998
                        --------------------------- ----------------------------
(in thousands, except per share amount)

                        Basic Diluted Basic Diluted Basic Diluted Basic Diluted
                        ------------- ------------- ------------- --------------

Net Income              $400   $400  $1,830 $1,830 $1,129 $1,129   $8,286 $8,286

Weighted average shares
     outstanding       5,947  5,947   6,472  6,472  5,989  5,989    6,528  6,528

Assumed issuances under
  stock option plans       -     97       -    192      -     87        -    192
                       -----  -----   -----  -----  -----  -----    -----  -----
                       5,947  6,044   6,472  6,664  5,989  6,076    6,528  6,720

Earnings per common
  share                $0.07  $0.07   $0.28  $0.27  $0.19  $0.19    $1.27  $1.23
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